Exhibit 99.1

      Star Gas Partners, L.P. Announces Fiscal 2004 Results of Operations

     STAMFORD, Conn.--(BUSINESS WIRE)--Dec. 14, 2004--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU)(NYSE:SGH), a diversified home energy distributor and services provider specializing in heating oil and propane, today announced its results of operations for the fiscal year and fourth quarter ended September 30, 2004.
     In analyzing the Partnership's financial results, the following matters should be considered.
     The Partnership's fiscal year ends on September 30. All references to quarters and years respectively in this document are to fiscal quarters and years unless otherwise noted. The seasonal nature of the Partnership's business results in the sale of approximately 30% of its volume in the first quarter (October through December) and 45% of its volume in the second quarter (January through March) of each year, the peak heating season, because propane and heating oil are primarily used for space heating in residential and commercial buildings. The Partnership generally realizes net income in both of these quarters and net losses during the quarters ending June and September. The Partnership typically has negative working capital at the end of each fiscal year due to seasonality. In addition, sales volume typically fluctuates from year to year in response to variations in weather, wholesale energy prices and other factors. Gross profit is not only affected by weather patterns but also by changes in customer mix. For example, sales to residential customers ordinarily generate higher margins than sales to other customer groups, such as commercial or agricultural customers. In addition, gross profit margins vary by geographic region. Accordingly, gross profit margins could vary significantly from year to year in a period of identical sales volumes.
     As discussed below under the heading "Cost of Product," when heating oil wholesale costs increased, the heating oil segment's retail sales prices did not increase as rapidly as the increase in heating oil prices, which resulted in lower per gallon margins. In general, the timing of cost pass-throughs can significantly affect margins.
     As of September 30, 2004, the wholesale cost of home heating oil, as measured by the closing price of the New York Mercantile Exchange had increased by 38% to $1.39 from $1.01 on June 30, 2004. This represents a 78% increase over the heating oil price per gallon of $0.78 on September 30, 2003. Per gallon heating oil prices subsequently increased to a high of $1.59 per gallon on October 22, 2004, before retreating to $1.23 per gallon as of December 10, 2004. The unprecedented rise in the wholesale price of heating oil has adversely impacted the heating oil segment's margins and added to the heating oil segment's difficulties in both attracting new and retaining existing customers. The heating oil segment believes its rate of customer loss has risen not only because of the greater than normal price competition resulting from the rise in oil prices but also because of operational problems in the heating oil segment and management's decision to upgrade the credit quality of its customer base. Prior to the 2004 winter heating season, the heating oil segment attempted to develop a competitive advantage in customer service and, as part of that effort, centralized the heating equipment service and oil dispatch functions and engaged a centralized call center to fulfill its telephone requirements. The implementation of this initiative is taking longer and incurring greater difficulties than the heating oil segment had anticipated, which adversely impacted the customer base. As a result of the above, for fiscal 2004, the heating oil segment experienced annual customer attrition of approximately 6.6% excluding the impact of acquisitions. For fiscal 2003, before the increase in the price of home heating oil and the full implementation of the business process improvement program, the rate of customer loss was approximately 1.3%.
     While the Partnership believes that the heating oil segment has made progress in correcting the early inefficiencies associated with its customer service, and that it has improved its responsiveness to customer needs, the Partnership expects that attrition will continue into the 2004-2005 winter heating season and perhaps beyond. The Partnership notes that even to the extent that attrition can be halted, the current reduced customer base will adversely impact net income for fiscal 2005 and perhaps beyond.
     The following is a discussion of the results of operations of the Partnership and its subsidiaries, and should be read in conjunction with the historical Financial and Operating Data and Notes thereto included elsewhere in this Report. The Partnership completed the sale of its TG&E subsidiaries in March 2004. The following discussion reflects the historical results for the TG&E segment as discontinued operations. Also, on November 18, 2004, the Partnership signed an agreement for the sale of its propane segment. Upon final consummation of this transaction, the propane segment will be reflected as a discontinued operation and the historical statements will be reclassified to reflect this presentation.


Fiscal Year Ended September 30, 2004 (Fiscal 2004)
Compared to Fiscal Year Ended September 30, 2003 (Fiscal 2003)

Statements of Operations by Segment
-----------------------------------

   (in thousands)                   Years Ended September 30,
                                              2003

 Statements of Operations                         Partners
                           Heating Oil   Propane  & Others   Consol.
                           -----------  --------  -------- -----------
  Sales:
  Product                   $  934,967  $255,946         - $1,190,913
  Installations, service
   and appliances              168,001    23,354         -    191,355
       Total sales           1,102,968   279,300         -  1,382,268
  Cost and expenses:
  Cost of product              598,397   139,008         -    737,405
  Cost of installations,
   service and appliances      195,146     6,007         -    201,153
  Delivery and branch
   expenses                    217,244    76,279         -    293,523
  Depreciation &
   amortization expenses        35,535    16,958         -     52,493
  General and
   administrative expenses      22,356    10,568    17,407     50,331
 Operating income (loss)        34,290    30,480   (17,407)    47,363
 Net interest expense           22,760    11,037     6,770     40,567
 Amortization of debt
  issuance costs                 1,655       194       383      2,232
 (Gain) loss on redemption
  of debt                         (212)      393         -        181
 Income (loss) from
  continuing operations
  before income taxes           10,087    18,856   (24,560)     4,383
 Income tax expense              1,200       300         -      1,500
 Income (loss) from
  continuing operations          8,887    18,556   (24,560)     2,883
 Income from discontinued
  operations before
  cumulative effect of
  change in accounting
  principle                          -         -     1,230      1,230
 Loss on sale of TG&E
  segment, net of taxes              -         -         -          -
 Cumulative effect of
  change in accounting
  principal - adoption of
  SFAS 142                           -         -    (3,901)    (3,901)
 Net income (loss)          $    8,887  $ 18,556  $(27,231)$      212


   (in thousands)                   Years Ended September 30,
                                              2004

 Statements of Operations                         Partners
                           Heating Oil  Propane   & Others   Consol.
                           -----------  --------  -------- -----------
  Sales:
  Product                   $  921,443 $ 317,139  $      - $1,238,582
  Installations, service
   and appliances              183,648    31,707         -    215,355
       Total sales           1,105,091   348,846         -  1,453,937
  Cost and expenses:
  Cost of product              594,153   185,725         -    779,878

  Cost of installations,
   service and appliances      204,902    11,273         -    216,175
  Delivery and branch
   expenses                    232,985    92,701         -    325,686
  Depreciation &
   amortization expenses        37,313    20,030         -     57,343
  General and
   administrative expenses      16,535    10,092     3,402     30,029
 Operating income (loss)        19,203    29,025    (3,402)    44,826
 Net interest expense           28,038    10,321     7,544     45,903
 Amortization of debt
  issuance costs                 2,750       166       730      3,646
 (Gain) loss on redemption
  of debt                            -         -         -          -
 Income (loss) from
  continuing operations
  before income taxes          (11,585)   18,538   (11,676)    (4,723)
 Income tax expense              1,240       285         -      1,525
 Income (loss) from
  continuing operations        (12,825)   18,253   (11,676)    (6,248)
 Income from discontinued
  operations before
  cumulative effect of
  change in accounting
  principle                          -         -       923        923
 Loss on sale of TG&E
  segment, net of taxes              -         -      (538)      (538)
 Cumulative effect of
  change in accounting
  principal - adoption of
  SFAS 142                           -         -         -          -
 Net income (loss)          $  (12,825)$  18,253  $(11,291)$   (5,863)


     Volume

     For fiscal 2004, retail volume of home heating oil and propane increased
12.6 million gallons, or 1.7%, to 754.7 million gallons, as compared to 742.1 million gallons for fiscal 2003. An analysis by segment is found below:


(in millions of gallons)
                         Heating Oil Segment Propane Segment   Total
                         ------------------- ----------------  -------
Volume - Fiscal 2003                  567.0            175.1    742.1

Impact of warmer
 temperatures                         (43.9)           (10.4)   (54.3)

Impact of acquisitions                 36.1             44.3     80.4

Net customer attrition                (18.2)            (6.5)   (24.7)

Other                                  10.6              0.6     11.2
                         ------------------- ----------------  -------

            Change                    (15.4)            28.0     12.6
                         ------------------- ----------------  -------

Volume - Fiscal 2004                  551.6            203.1    754.7
                         =================== ================  =======


     Retail volume sold in the heating oil segment declined by 15.4 million gallons, or 2.7%, to 551.6 million gallons for fiscal 2004, as compared to 567.0 million gallons for fiscal 2003. We believe that this 15.4 million gallon decline at the heating oil segment was due to the impact of warmer temperatures and net customer attrition partially offset by acquisitions and other volume changes. Net customer attrition is the difference between gross customer losses and customers added through internal marketing efforts. Customers added through acquisitions do not impact the calculation of net attrition. Temperatures in the heating oil segment's geographic areas of operations were 7.7% warmer in fiscal 2004 than in fiscal 2003 and approximately 0.2% warmer than normal as reported by the National Oceanic Atmospheric Administration ("NOAA").
     At September 30, 2004, after adjusting for acquisitions, the heating oil segment estimates that it had approximately 6.6% fewer home heating oil customers than as of September 30, 2003. For the quarter ended September 30, 2004, the heating oil segment (excluding acquisitions) lost approximately 11,000 customers (net) as compared to the quarter ended September 30, 2003, in which the heating oil segment lost approximately 1,000 customers (net). We believe that net customer attrition is the result of various factors including but not limited to price, service and credit. The continued rise in the price of heating oil, especially during the fourth quarter of fiscal 2004, added to the heating oil segment's difficulties in reducing customer attrition. The Partnership believes that the unprecedented rise in heating oil prices has increased the competitive pressures facing its heating oil segment. As wholesale prices have risen, many of the Partnership's competitors have not raised their retail prices to fully offset the wholesale price rise. In an effort to minimize the loss of customers to price competition, the Partnership has also not increased its prices to fully offset for the rise in wholesale prices, resulting in reduced margins. Nevertheless, many of the Partnership's competitors appear to have succeeded in inducing the Partnership's customers to leave through various price-related strategies. The Partnership believes that going forward it may need to be even more sensitive to price competition, resulting in the possibility of further reductions in margins.
     In addition, prior to the 2004 winter heating season, the heating oil segment attempted to develop a competitive advantage in customer service and, as part of that effort, centralized its heating equipment service dispatch and engaged a centralized call center to respond to telephone inquiries. The implementation of that initiative has taken longer than the heating oil segment anticipated, impacting customer service. The Partnership believes that the heating oil segment's rate of customer loss in fiscal 2004 was due to a combination of higher energy prices, operational and customer service problems together with the implementation of stricter customer credit requirements towards the end of fiscal 2004.
     For fiscal 2004, retail volume sold at the propane segment increased 28.0 million gallons, or 16.0%, to 203.1 millions gallons, as compared to 175.1 million gallons for fiscal 2003. This increase in volume reflects the additional
44.3 million gallons provided by acquisitions, partially offset by the impact of warmer temperatures and customer attrition. Temperatures in the propane segment's geographic areas of operations were 9.0% warmer in fiscal 2004 than in fiscal 2003 and 4.4% warmer than normal as reported by NOAA. At September 30, 2004, after adjusting for acquisitions, the propane oil segment estimates that it had approximately 2.7% fewer customers than at September 30, 2003. The propane segment believes that the increase in the price of propane was the primary reason for the net attrition in fiscal 2004. The Partnership believes that greater than normal price competition resulting from many of the propane segment's competitors, including farmers cooperatives in the Midwest, appear to have succeeded in inducing the propane segment's customers to leave through various price- related strategies.

     Product Sales

     For fiscal 2004, product sales increased $47.7 million, or 4.0%, to $1,238.6 million, as compared to $1,190.9 million for fiscal 2003. At the heating oil segment, product sales declined by $13.5 million, or 1.4%, to $921.4 million in fiscal 2004, as compared to $935.0 million in fiscal 2003. While warmer temperatures and customer losses at the heating oil segment led to a reduction in product sales, the decline was partially offset by an increase in product sales attributable to acquisitions and higher selling prices. At the propane segment, product sales increased by $61.2 million, or 23.9%, to $317.1 million, as compared to $255.9 million in fiscal 2003 largely due to higher retail volume sold. This increase at the propane segment was primarily due to the additional sales from acquisitions and higher selling prices, which offset the impact of warmer weather and customer attrition. As experienced in the heating oil segment, selling prices at the propane segment were higher in fiscal 2004 than in fiscal 2003 in response to higher wholesale propane supply costs.

     Sales, Installation, Service and Appliances

     For fiscal 2004, installation, service and appliance sales increased $24.0 million, or 12.5%, to $215.4 million as compared to $191.4 million for fiscal 2003. At the heating oil segment, installation, service and appliance sales increased $15.6 million, or 9.3%, to $183.6 million for fiscal 2004, as compared to $168.0 million for fiscal 2003 due to acquisitions and measures taken in the last several years to increase service revenues. In the propane segment, installation, service and appliance sales increased $8.4 million, or 35.8%, to $31.7 million in fiscal 2004, as compared to $23.4 million in fiscal 2003 largely due to acquisitions. This large increase in the propane segment was greater than in prior years due to the acquisition of Home Energy in the fourth quarter of fiscal 2003, which accounted for $6.9 million of the increase in installation, service and appliance sales.

     Cost of Product

     For fiscal 2004, cost of product increased $42.5 million, or 5.8%, to $779.9 million, as compared to $737.4 million for fiscal 2003. In the heating oil segment, cost of product declined by $4.2 million, or 0.7%, to $594.2 million in fiscal 2004, as compared to $598.4 million in fiscal 2003, as the impact of net customer attrition and warmer temperatures exceeded wholesale cost increases and the additional product requirement for acquisitions. In the propane segment, cost of product increased $46.7 million, or 33.6%, to $185.7 million in fiscal 2004 as compared to $139.0 million in fiscal 2003. This increase was due to acquisitions and an increase in wholesale supply costs, which more than offset a reduction in cost of product due to warmer temperatures and net customer attrition.
     While selling prices and wholesale prices increased on a per gallon basis at both segments, the increase in selling prices exceeded the increase in supply costs during the first nine months of fiscal 2004. At September 30, 2004, heating oil supply costs were approximately 38% higher than at June 30, 2004 and propane supply costs were approximately 25% higher for the same period. During the three months ended September 30, 2004, the segments were not able to fully pass these increases on to their respective customers. As a result, per gallon margins for the three months ended September 30, 2004 declined by 2.3 cents per gallon at the heating oil segment and 2.9 cents per gallon at the propane segment, as compared to the three months ended September 30, 2003, which partially offset per gallon margin increases that the segments' experienced earlier in the year. The per gallon margins realized in both segments for the three months ended September 30, 2004 were significantly less than expectations. For fiscal 2004, per gallon margin increases were realized in the base business compared to fiscal 2003 (excluding the impact of acquisitions) of 0.8 cents per gallon at the heating oil segment and 2.7 cents per gallon at the propane segment.
     Overall per gallon margins at the propane segment declined in fiscal 2004 as compared to fiscal 2003 due to the mix of volume attributable to acquisitions. The Partnership continues to experience high wholesale supply costs and believes that it will not be able to pass all these increases on to its customers through retail sales prices. If wholesale supply costs remain volatile and at historically high levels, per gallon profit margins and results are likely to be adversely impacted. See "Recent Performance" below.

     Cost of Installations, Service and Appliances

     For fiscal 2004, costs of installations, service and appliances increased $15.0 million, or 7.4%, to $216.2 million, as compared to $201.2 million for fiscal 2003 representing a reduction in the loss historically associated with installations, service and appliances. At the heating oil segment, cost of installations, service and appliances increased $9.8 million, or 5.0%, to $204.9 million in fiscal 2004, as compared to $195.1 million in fiscal 2003. This change was primarily due to acquisitions and wage and other cost increases.
     In the propane segment, cost of installations, service and appliances increased $5.3 million, or 87.7%, to $11.3 million in fiscal 2004, as compared to $6.0 million in fiscal 2003 due to the previously noted acquisition of Home Energy in the fourth fiscal quarter of 2003 whose full year impact is first reflected in fiscal 2004.

     Delivery and Branch Expenses

     For fiscal 2004, delivery and branch expenses increased $32.2 million, or 11.0%, to $325.7 million in fiscal 2004, as compared to $293.5 million in fiscal 2003. At the heating oil segment, delivery and branch expenses increased $15.7 million, or 7.2%, to $233.0 million in fiscal 2004, as compared to $217.2 million in fiscal 2003. This increase in the heating oil segment of $15.7 million was due to a higher level of fixed and variable operating costs attributable to acquisitions, (primarily those completed in eastern Pennsylvania) of $10.1 million and approximately $6.3 million due to operating and wage increases. These increases in delivery and branch expenses were partially reduced by cost reductions relating to lower volume delivered due to warmer temperatures and net customer attrition experienced in fiscal 2004. Prior to the 2004 winter heating season, the heating oil segment attempted to develop a competitive advantage in customer service, and as part of that effort centralized its heating equipment service dispatch and engaged a centralized call center to respond to telephone inquiries. Start-up challenges associated with this initiative impacted the customer base and unanticipated training and support was required. The expected savings from this initiative were less than expected.
     At the propane segment, delivery and branch expenses increased $16.4 million, or 21.5%, to $92.7 million as compared to $76.3 million for fiscal 2003. This increase of $16.4 million was due to additional operating costs associated with acquisitions at the propane segment of $14.9 million (of which $11.5 million is attributable to the Home Energy acquisition), and approximately $2.2 million due to operating and wage increases. As in the heating oil segment, the delivery and branch expense increases at the propane segment was partially offset by cost reductions relating to lower volume attributable to warmer weather and net customer losses.

     Depreciation and Amortization

     For fiscal 2004, depreciation and amortization expenses increased $4.9 million, or 9.2%, to $57.3 million, as compared to $52.5 million for fiscal 2003. This increase was primarily due to a larger depreciable base of assets, as a result of the impact of recent acquisitions at both the heating oil and propane segments and to increased depreciation resulting from the technology investment made by the heating oil segment in centralizing its customer service and dispatcher functions. Increases of $1.8 million and $3.1 million were experienced at the heating oil and propane segments, respectively.

     General and Administrative Expenses

     For fiscal 2004, general and administrative expenses declined $20.3 million, or 40.3%, to $30.0 million, as compared to $50.3 million for fiscal 2003. At the Partnership level, general and administrative expenses declined by $14.0 million from $17.4 million in fiscal 2003 to $3.4 million in fiscal 2004, due to a $10.4 million reduction in the expense for compensation earned for unit appreciation rights on the Partnership's senior subordinated units, a $2.5 million reduction in restricted stock awards and a reduction of $1.4 million in bonus compensation expense. For fiscal 2004, Partnership level expenses totaled $3.4 million, which included $2.5 million in salary expense and bonus, $4.9 million in legal and administrative costs, partially offset by a credit of $4.0 million for unit appreciation rights. For fiscal 2003, Partnership expenses totaled $17.4 million, which included $3.4 million in salary and bonus expense, $9.0 million in unit appreciation rights and restricted stock awards expense and $5.0 million in legal and administrative costs. At the heating oil segment, general and administrative expenses declined by $5.8 million, or 26.0%, to $16.5 million in fiscal 2004 from $22.4 million in fiscal 2003. This decline was due to a reduction in certain expenses relating to the heating oil segment's centralized customer service and dispatch project of $7.0 million. The reduction in general and administrative expenses at the heating oil segment was partially offset by $1.2 million in additional expenses due to severances paid and a higher level of legal and professional expenses. At the propane segment, general and administrative expenses declined $0.5 million, or 4.5%, to $10.1 million for fiscal 2004, as compared to $10.6 million for fiscal 2003.

     Operating Income (Loss)

     For fiscal 2004, operating income decreased $2.5 million, or 5.4%, to $44.8 million, as compared to $47.4 million for fiscal 2003. At the Partnership level, the operating loss decreased by $14.0 million from a $17.4 million loss in fiscal 2003 to a $3.4 million loss in fiscal 2004 due to a $10.4 million reduction in the accrual for compensation earned for unit appreciation rights on Partnership's senior subordinated units, lower restricted stock awards of $2.5 million and lower bonus compensation expense of $1.4 million. At the heating oil segment, operating income declined by $15.1 million, or 44.0%, to $19.2 million, as compared to $34.3 million for fiscal 2003. This decline was due to warmer temperatures of 7.7% in the heating oil segment's geographic areas of operations in fiscal 2004 than in fiscal 2003, net customer attrition, operating and wage increases and higher depreciation and amortization expense, which were reduced in part by the operating income attributable to acquisitions, an increase in per gallon gross profit margins of the base business, lower expenses associated with the heating oil segment's centralized customer service and dispatch project and increased service revenues. At the propane segment, operating income declined $1.5 million, or 4.8%, to $29.0 million, as compared to $30.5 million for fiscal 2003. This decline was due to warmer temperatures of 9.0% in the propane segment's geographic areas of operations in fiscal 2004 compared to fiscal 2003, net customer attrition, operating and wage increases and higher depreciation and amortization, reduced in part by operating income from acquisitions and higher per gallon margins.

     Interest Expense

     For fiscal 2004, interest expense increased $4.9 million, or 11.1%, to $49.4 million, as compared to $44.4 million for fiscal 2003. This increase was due to higher principal amount of long-term debt outstanding and an increase in the Partnership's weighted average interest rate during fiscal 2004, as compared to fiscal 2003.

     Amortization of Debt Issuance Costs

     For fiscal 2004, amortization of debt issuance costs increased $1.4 million, or 63.4%, to $3.6 million, as compared to $2.2 million for fiscal 2003. This increase was largely due to the amortization of debt issuance costs for the Partnership's $265.0 million senior notes offerings and for the amortization of bank fees incurred in connection with refinancing certain bank facilities.

     Income Tax Expense

     Income tax expense for fiscal 2004 was $1.5 million and represents certain state income taxes. The amount recorded in fiscal 2004 was unchanged from fiscal 2003.

     Income (Loss) From Continuing Operations

     For fiscal 2004, income (loss) from continuing operations decreased $9.1 million, to a loss of $6.2 million, as compared to income of $2.9 million for fiscal 2003. This decline was due to a $21.7 million decrease in income at the heating oil segment and a decline in income at the propane segment of $0.3 million partially offset by $12.9 million in lower losses at the Partnership level. Income (loss) from continuing operations declined as the effects of warmer temperatures, other volume changes, including customer losses, operating and wage increases and an increase in interest expense were partially offset by the positive impacts of acquisitions, improved per gallon gross profit margins on the base business and lower compensation expenses at the Partnership level of $14.3 million in the form of unit appreciation rights, restricted stock awards and bonus expense.

     Income From Discontinued Operations

     For fiscal 2004, income from discontinued operations decreased $0.3 million. This income relates to the operating results from the TG&E segment that was sold on March 31, 2004.

     Loss On Sale of TG&E Segment

     For fiscal 2004, the Partnership recorded a $0.5 million loss on the sale of TG&E.

     Cumulative Effect of Change in Accounting Principle

     For fiscal 2003, the Partnership recorded a $3.9 million charge arising from the adoption of Statement No. 142 to reflect the impairment of its goodwill for TG&E.

     Net Income (loss)

     For fiscal 2004, net income (loss) decreased $6.1 million, to a loss of $5.9 million, as compared to $0.2 million in income for fiscal 2003. The change was due to a $9.1 million decrease in income from continuing operations, a $0.3 million decrease in income from discontinued operations and the $0.5 million loss on the sale of TG&E. Net income was also impacted by the adoption of SFAS No. 142, which resulted in a charge of $3.9 million in fiscal 2003.

     Earnings From Continuing Operations Before Interest, Taxes, Depreciation and Amortization (EBITDA)

     For the fiscal year ended September 30, 2004, EBITDA increased $2.5 million, or 2.5%, to $102.2 million as compared to $99.7 million for fiscal 2003. This increase was due to $2.0 million additional EBITDA generated by the propane segment and $14.0 million additional EBITDA at the Partnership level largely due to the reduction in the accrual for compensation earned for unit appreciation rights, reduced by a decline in EBITDA at the heating oil segment of $13.5 million. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. EBITDA for the Partnership is calculated for the fiscal years ended September 30 as follows:


                                       Fiscal Year Ended September 30,
                                       -------------------------------
(in thousands)                             2003              2004
                                       -------------     -------------

Income (loss) from continuing operations     $2,883           $(6,248)
Plus:
   Income tax expense                         1,500             1,525
   Amortization of debt issuance costs        2,232             3,646
   Interest expense, net                     40,567            45,903

   Depreciation and amortization             52,493            57,343
                                       -------------     -------------
      EBITDA                                 99,675           102,169

Add/(subtract)
     Loss of redemption of debt                 181                 -
     Income tax expense                      (1,500)           (1,525)
     Interest expense, net                  (40,567)          (45,903)
     Unit compensation expense                2,606                86
     Provision for losses on accounts
      receivable                              7,726             8,749
     (Gain) on sales of fixed assets, net      (156)             (226)
     Change in operating assets and
      liabilities                           (17,370)            2,490
                                       -------------     -------------
          Net cash used in operating
           activities                       $50,595           $65,840
                                       =============     =============


     RECENT PERFORMANCE

     The following is a discussion of certain important factors that have had a significant impact on the Partnership's recent performance.

     Volume

     For the three months ended September 30, 2004, retail volume of home heating oil and propane decreased 0.7 million gallons, or 1.0%, to 68.5 million gallons, as compared to 69.2 million gallons for the three months ended September 30, 2003. Retail volume sold in the heating segment declined by 1.5 million gallons, or 3.6%, to 41.1 million gallons for the three months ended September 30, 2004, as compared to 42.6 million gallons for the three months ended September 30, 2003. The Partnership believes that this decline was due to the impact of customer attrition throughout fiscal 2004. Based on the preliminary data available to it, the Partnership believes that for the period from October 1, 2004 to November 30, 2004, retail volume sold in the heating oil segment declined by 5.5 million gallons, or 7.3%, to 70.0 million gallons, as compared to 75.4 million gallons in the prior year's comparable period. This was primarily due to the carryover impact of the 6.6% customer attrition from fiscal 2004. Temperatures in the heating oil segment's geographic areas of operations for the period October 1, 2004 to November 30, 2004 were approximately similar to the prior year's comparable period.
     For the three months ended September 30, 2004, the heating oil segment lost 11,000 accounts (net) or approximately 2.2% of its customer base, as compared to the three months ended September 30, 2003 in which the heating oil segment lost 1,000 accounts (net) or approximately 0.2% of its customer base. The Partnership believes that net customer losses are a result of various factors including but not limited to price, service and credit. The continuous rise in the price of heating oil especially during the fourth quarter of fiscal 2004 added to the heating oil segment's difficulties in reducing customer attrition. As of September 30, 2004, the cost of home heating oil, as measured by the closing price of the New York Mercantile Exchange, had increased by 38% to $1.39 from $1.01 on June 30, 2004. Based on the preliminary data available to it, the Partnership believes that for the period from October 1, 2004 to November 30, 2004, the heating oil segment lost approximately 1,000 accounts (net), versus the two months ending November 30, 2003 in which the heating oil segment's net customer loss was approximately 500 accounts (net). While the heating oil segment believes its customer service has improved in October and November 2004 versus the comparable two months in the previous year, at this time, the heating oil segment cannot estimate the net customer attrition rate for fiscal 2005. However, even if the net customer attrition rate is reduced, the lower customer base resulting from the fiscal 2004 customer attrition will continue to adversely affect the Partnership during fiscal 2005 and perhaps beyond.
     Retail volume sold in the propane segment increased by 0.8 million gallons, or 3.1%, to 27.4 million gallons for the three months ended September 30, 2004, as compared to 26.6 million gallons for the three months ended September 30, 2003. The Partnership believes that this 0.8 million gallon increase was due to the additional volume provided from acquisitions, partially offset by the carryover effect of 2.7% customer attrition in fiscal 2004. For the period from October 1, 2004 to November 30, 2004, retail volume sold at the propane segment declined by 5.1 million gallons, or 15.0%, to 28.7 million gallons, as compared to 33.7 million gallons in the prior year's comparable period. The decline was due to the carryover effect of customer attrition from fiscal 2004 and lower agriculture volume, partially offset by the impact of acquisitions. Temperatures for the propane segment's geographic areas of operations were approximately similar in both periods.
     For the three months ended September 30, 2004, the propane segment lost 3,400 accounts (net) or approximately 1.0% of its customer base, as compared to the three months ended September 30, 2003 in which the propane segment lost 9,300 accounts (net) or approximately 3.1% of its customer base. Based on the preliminary data available to us, the Partnership believes that for the period from October 1, 2004 to November 30, 2004, the propane segment gained approximately 2,900 accounts (net) as compared to the prior year's comparable period in which the propane segment lost approximately 200 accounts (net). At this time, the propane segment cannot estimate the net customer attrition rate for fiscal 2005; however, even if the net customer attrition rate is reduced, the lower customer base resulting from the fiscal 2004 customer attrition will continue to adversely effect the Partnership through the date of the proposed sale of the propane segment and, if the propane segment is not sold, through the remainder of fiscal 2005 and perhaps beyond.

     Cost of Product

     As of September 30, 2004, the wholesale cost of home heating oil, as measured by the closing price of the New York Mercantile Exchange had increased by 38% to $1.39 from $1.01 on June 30, 2004. Per gallon heating oil prices subsequently increased to a high of $1.59 per gallon on October 22, 2004, before retreating to $1.23 per gallon as of December 10, 2004. As of September 30, 2004, the wholesale cost of propane, as reported by Oil Price Information Service had increased 25% to $0.84 per gallon from $0.67 per gallon on June 30, 2004. The per gallon price of propane subsequently increased to a high of $0.97 on October 25, 2004 before retreating to $0.76 per gallon as of December 10, 2004.
     During the three months ended September 30, 2004, the segments were not able to fully pass these increases on to their respective customers resulting in a decline in per gallon margins (in the base business, excluding the impact of acquisitions) for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003 of approximately 2.3 cents at the heating oil segment and 2.9 cents at the propane segment. The per gallon margins realized at both segments were significantly less than expectations.
     The Partnership continues to experience high wholesale supply costs and believes that it will not be able to pass all these increases on to its customers through retail sales prices. If wholesale supply costs remain at volatile and historically high levels, per gallon profit margins and results are likely to be adversely impacted.
     The continuous rise and the volatility in the price of heating oil have adversely impacted the heating oil segment's per gallon gross profit margins. Preliminary indications are that the per gallon margins for the period from October 1, 2004 to November 30, 2004 will be lower than the comparable period for fiscal 2003. At the propane segment, preliminary indications are that the per gallon gross profit margins for the period from October 1, 2004 to November 30, 2004 will be lower than the prior year's comparable period.

     Operating Expenses

     Late in the fourth quarter of fiscal 2004, the heating oil segment launched a new marketing campaign and its success has yet to be determined. For the period from October 1, 2004 to November 30, 2004, based upon the preliminary information available to it, the heating oil segment anticipates that operating expenses will increase by $4.5 million, as compared to the prior year's two-month period, due to wage and cost increases, additional expenses associated with the outsourced call center and higher marketing costs of $1.3 million. At the propane segment, the Partnership believes that operating expenses will also increase by $2.0 million. In addition, the Partnership anticipates additional fees and expenses at the heating oil segment and at the partnership level attributable to the refinancings described below.

     Sale of Propane and Refinancing Costs and Expenses

     The Partnership has signed an agreement to sell its propane distribution and services business, held through the propane segment to Inergy for $475 million, subject to certain adjustments. In addition, the Partnership has given notice to holders of the secured notes of the heating oil segment of its optional election to prepay the secured notes, representing an aggregate payment, including principal, interest and estimated premium, of approximately $182 million. The Partnership has also given notice to the holders of the secured notes of its propane segment of its optional election to prepay the secured notes representing an aggregate payment including principal, interest and estimated premium, of approximately $114 million. The aggregate amount payable with regard to both sets of secured notes is approximately $296 million. As discussed elsewhere herein, these payments are expected to be made from either the proceeds of the sale of the propane segment or the JP Morgan Chase bridge facility.
     The Partnership is taking steps to put in place, on or before December 17, 2004, a new asset based loan facility to refinance the working capital indebtedness of the heating oil segment as well as a bridge facility to provide funds to repay the heating oil segment's and propane segment's institutional indebtedness if the sale of the propane segment is not completed by such date. In connection with the sale of the propane segment, the refinancing of the heating oil segment's working capital facility and certain covenant modifications required of the heating oil segment's current bank facilities, the Partnership estimates fees and expenses associated with these transactions will range from $20.0 million to $35.0 million. If these transactions are completed, the Partnership estimates that between $9.0 million and $12.5 million of fees and expenses will be charged to income during the first quarter of fiscal 2005 and between $7.6 million and $10.2 million will be capitalized as a deferred charge. The Partnership also expects to record a loss on the early extinguishment of long-term debt of approximately $43 million, which includes pre-payment premiums paid of $36.5 million and the write-off of approximately $6.2 million of previously capitalized deferred financing costs. It is estimated that the Partnership will record a gain on the sale of the propane segment in excess of $150 million and is subject to adjustment.
     Through December 10, 2004, the Partnership had paid $8.2 million in fees and expenses relating to the above transactions, which are included in the above estimates.

     Liquidity and Capital Resources

     The ability of the Partnership to satisfy its obligations will depend on its future performance, which will be subject to prevailing economic, financial, business and weather conditions, the ability to pass on the full impact of record heating oil prices to customers, the effects of higher customer attrition and other factors, most of which are beyond its control. Future capital requirements of the Partnership are expected to be provided by cash flows from operating activities and cash on hand at September 30, 2004. To the extent future capital requirements exceed cash flows from operating activities, the Partnership anticipates that:

     a) working capital will be financed by the Partnership's new revolving credit facility as discussed below and repaid from subsequent seasonal reductions in inventory and accounts receivable; and

     b) maintenance and growth capital expenditures, mainly for customer tanks, will be financed in fiscal 2005 by the use of the new revolving credit facility.

     See "Financing and Sources of Liquidity Following Refinancing Transactions" below.

     Operating Activities

     The net cash provided by operating activities of $65.8 million for fiscal 2004 consisted of net loss from continuing operations of $6.2 million, non-cash charges of $69.6 million and $2.5 million provided from a decline in operating assets and liabilities. For fiscal 2004, net cash provided by the change in operating assets and liabilities was $2.5 million. In fiscal 2003, the change in operating assets and liabilities resulted in a use of cash amounting to $17.4 million. This change of $19.9 million is largely due to the cash required to finance accounts receivable. In fiscal 2003, sales increased by $396.4 million, or 40.2%, to $1,382.3 million, which resulted in an increase in accounts receivable of $24.0 million or 6.1% of the increase in sales. In contrast to the change from fiscal 2002 to 2003, sales for fiscal 2004 increased $71.7 million, or 5.2%, to $1,453.9 million, as compared to 2003 and resulted in an increase in accounts receivable of $6.2 million or 8.6% of the increase in sales.

     Investing Activities

     During fiscal 2004, the Partnership completed 13 acquisitions, investing $17.5 million, and spent $9.4 million for capital expenditures comprised of $4.4 million incurred to sustain operations at current levels and $5.4 million to support growth of operations. Investing activities also includes $12.5 million from the sale of TG&E and $2.3 million from the sale of excess fixed assets. As a result, cash flows used in investing activities were $12.1 million.
     During fiscal 2003, the Partnership completed ten acquisitions, investing $84.4 million. This expenditure for acquisitions is included in the cash used in investing activities of $101.2 million along with the $18.5 million invested for capital expenditures. The $18.5 million for capital expenditures is comprised of $7.1 million of capital additions needed to sustain operations at current levels and $11.4 million for capital expenditures incurred in connection with the heating oil segment's business process redesign program and for customer tanks and other capital expenditures to support growth of operations. Investing activities also includes proceeds from the sale of fixed assets of $1.7 million.

     Financing Activities

     Cash flows used in financing activities were $49.2 million for fiscal 2004. During this period, $105.5 million of cash was provided from the issuance of $70.5 million in MLP Notes and the issuance of $35.0 million in common units. Also during this period $154.7 million of cash was used to pay unit distributions of $79.9 million, $64.3 million went to repay the acquisition facility and other long-term debt, $4.0 million was used to repay working capital borrowings, and $6.5 million in deferred charges were paid, primarily $5.8 million relating to the renewal of the heating oil segment's bank credit facilities and debt related financing costs.
     As a result of the above activity and $1.5 million of cash provided by discontinued operations, cash increased by $6.0 million to $16.1 million as of September 30, 2004.

     Financing and Sources of Liquidity Following Refinancing Transactions

     In accordance with the JP Morgan Chase Bank Commitment Letter, the heating oil segment and propane segment intend to enter into a $350 million revolving credit facility agreement with a group of lenders led by JP Morgan Chase Bank, as administrative agent on or before December 17, 2004. (Upon the sale of the propane segment, the revolving credit facility would be reduced to $260 million). At the same time, the heating oil segment and propane segment intend to enter into a $300 million bridge facility agreement. The revolving credit facility agreement is intended to close on December 17, 2004, subject to compliance with customary closing conditions. If the sale of the propane segment closes on or before December 17, 2004, the Partnership would not draw down on the bridge facility. Otherwise, the Partnership would expect to close the bridge facility agreement at the same time as the closing of the revolving credit agreement. The proceeds of the revolving credit facility and, as applicable, the bridge facility or the sale of the propane segment, will be used to refinance the heating oil segment and propane segment's existing working capital facilities, to refinance all of the outstanding institutional indebtedness of the heating oil segment and the propane segment, including any premiums that are payable thereunder and to pay various transaction expenses.
     The revolving credit facility will provide the heating oil segment and propane segment with the ability to borrow up to $350 million for working capital purposes (subject to certain borrowing base limitations), including the issuance of up to $75 million in letters of credit. Obligations under the revolving credit facility will be secured by liens on substantially all of the assets of the heating oil segment and the propane segment, accounts receivable, inventory, general intangibles, real property, fixtures and equipment. If the propane segment is sold (either before or after December 17, 2004), the revolving credit facility will be reduced to $260 million (subject to borrowing base limitations) and the liens on all of the assets of the propane segment would be released. Obligations under the revolving credit facility will be guaranteed by the propane segment and heating oil segment subsidiaries and by the Partnership.
     If the sale of the propane segment does not close until after the Partnership has drawn down on the bridge facility, the Partnership will use a portion of the sales proceeds to repay the bridge loan. Thereafter, pursuant to the terms of the indenture relating to the Partnership's MLP Notes, the Partnership will be obligated, within 360 days of the sale, to apply the net proceeds of the sale of the propane segment either to reduce indebtedness of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership's or any subsidiary's business. To the extent any net proceeds that are not so applied exceed $10 million ("excess proceeds"), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase. The Partnership cannot determine the amount of excess proceeds that will result from the sale of the propane segment. Accordingly, the Partnership cannot predict the size of any offer to purchase MLP Notes and whether or to what extent holders of MLP Notes will accept the offer to purchase when made.
     If the agreement for the sale of the propane segment is terminated, the Partnership will seek to repay the bridge facility through the issuance of senior secured notes issued by the heating oil segment and propane segment in a public or private offering.
     Following consummation of the refinancing transactions, the Partnership's primary source of liquidity will be internally generated cash, the remaining proceeds from the sale of the propane segment, if such segment is sold, and the revolving credit facility. At September 30, 2004, the Partnership would have had $152.2 million of cash and cash equivalents available to fund its operations on a pro forma basis after giving effect to the refinancing transactions, sale of the propane segment and before the application of excess proceeds to purchase MLP Notes. Total bank borrowing would be reduced from $8.0 million to zero. If the propane segment is not sold, the Partnership would have had $3.0 million of cash and cash equivalents available to fund its operations on a pro forma basis as of September 30, 2004 after giving effect to the refinancing transactions. Total bank borrowing would increase from $8.0 million to $25.8 million and the Partnership's total availability under its new revolving credit facility would have been $73.7 million (after giving effect to outstanding letters of credit and expected borrowing base limitations).
     After giving effect to the refinancing transactions and sale of the propane segment, and before the application of excess proceeds to purchase MLP Notes, the Partnership's total long-term debt would have been approximately $267.6 million as of September 30, 2004 compared to $528.1 million on an actual basis. If the Partnership does not sell the propane segment, its total long-term debt on a pro forma basis after giving effect to the refinancing transactions would have been $569.8 million as of such date.
     The following summarizes the long-term debt maturities that the Partnership would have had as of September 30, 2004, on a pro forma basis, in the first case after giving effect to the refinancing transactions and sale of the propane segment and in the second case if the propane segment is not sold:


(in millions)

Refinancing Transactions and          Refinancing Transactions Without
Sale of Propane Segment               Sale of Propane Segment
----------------------------------------------------------------------
2005                        $  1.3    2005                     $  1.3
2006                        $  0.8    2006                     $  0.8
2007                        $    -    2007                     $    -
2008                        $    -    2008                     $    -
2009                        $    -    2009                     $    -
Thereafter                  $267.7    Thereafter               $567.6


     The Partnership expects that its significant liquidity requirements after the refinancing transaction will consist of payments on MLP Notes (and the bridge facility or senior secured notes if the propane segment is not sold) and working capital requirements and capital expenditures.
     The revolving credit facility and, as applicable, the bridge facility or the senior secured notes, will impose certain restrictions on the Partnership, including restrictions on its ability to incur additional indebtedness, to pay distributions, make investments, grant liens, sell its assets and engage in certain other activities. The revolving credit facility and, as applicable, the bridge facility or the senior secured notes, will also require the Partnership to maintain certain financial ratios, and will contain borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events. The occurrence of an event of default or an acceleration under the revolving credit facility and, as applicable, the bridge facility or the senior secured notes, would result in its inability to obtain further borrowings under that facility, which could adversely affect its liquidity. An acceleration under the revolving credit facility and, as applicable, the bridge facility or the senior secured notes, would result in a default under the MLP Notes and, as applicable, the Partnership's other funded debt.
     Based on the Partnership's current level of operations, the Partnership believes that its existing financial resources together with its current and anticipated cash from operations, the revolving credit facility and the proceeds of the sale of the propane segment or the bridge facility or senior secured notes, if the propane segment is not sold, should be adequate for the foreseeable future to make required payments of principal and interest on its debt and fund its working capital and capital expenditure requirements. The Partnership cannot assure you, however, that its business will generate sufficient cash flow from operations or that future borrowings will be available under its revolving credit facility in an amount sufficient to enable the Partnership to service its debt, including the MLP Notes and, as applicable, the bridge facility or the senior secured notes, and to fund its other liquidity needs.
     If the Partnership is unable to close the revolving credit facility and either the bridge facility or the sale of the propane segment by December 17, 2004, the Partnership would not be able to find other sources of financing before December 17, 2004 to refinance the heating oil segment's and propane segment's credit facilities and to repay the heating oil segment's and propane segment's institutional indebtedness, which are due and payable on such date. In such event, if the Partnership is not successful in rescheduling the maturity dates of such indebtedness, the Partnership may be forced to seek the protection of the bankruptcy courts. To the extent the Partnership makes acquisitions, or otherwise expand its operations in the future, it may require new sources of funding, including additional debt, which could further increase its leverage. The Partnership cannot assure you that it will be able to raise any necessary funds in addition to those currently available to the Partnership through bank financing or the issuance of equity or debt securities on terms acceptable to the Partnership, if at all.
     The revolving credit facility and, as applicable, the bridge facility or the senior secured notes, will impose certain restrictions on the Partnership's ability to pay distributions to unitholders. The Partnership believes that the sale of the propane segment would, by de-leveraging the Partnership's balance sheet, likely advance the time when it would be possible for the Partnership to resume regular distributions on the common units. The Partnership believes that whether or not the propane segment is sold, it is unlikely that the Partnership will resume regular distributions on the senior subordinated units, junior subordinated units and general partner units for the foreseeable future.

     Historical Financing and Sources of Liquidity

     At September 30, 2004, the Partnership's heating oil segment had a bank credit facility consisting of three facilities totaling $235.0 million having a maturity date of June 30, 2006. These facilities consisted of a $150.0 million revolving credit facility, the proceeds of which are to be used for working capital purposes, a $35.0 million revolving credit facility, the proceeds of which were to be used for the issuance of standby letters of credit in connection with surety, worker's compensation and other financial guarantees, and a $50.0 million revolving credit facility, the proceeds of which were to be used to finance or refinance certain acquisitions and capital expenditures, for the issuance of letters of credit in connection with acquisitions and, to the extent that there is insufficient availability under the working capital facility. At September 30, 2004, $8.0 million of working capital borrowings and $34.5 million of the insurance letters of credit were outstanding.
     At September 30, 2004, the Partnership's propane segment had a bank credit facility, which consisted of a $25.0 million acquisition facility, a $25.0 million parity debt facility that could be used to fund maintenance and growth capital expenditures and a $24.0 million working capital facility. The working capital facility expired on September 30, 2006. Borrowings under the acquisition and parity debt facilities revolved until September 30, 2006, after which time any outstanding loans thereunder, would amortize in quarterly principal payments with a final payment due on September 30, 2008. At September 30, 2004, $2.0 million of parity debt facility borrowings were outstanding.
     The Partnership's bank credit facilities and debt agreements contain several financial tests and covenants restricting the various segments and Partnership's ability to pay distributions, incur debt and engage in certain other business transactions. In general these tests are based upon achieving certain debt to cash flow ratios and cash flow to interest expense ratios. In addition, the heating oil segment's working capital facility requires the heating oil segment to maintain a zero balance for at least forty-five consecutive days. The propane segment's working capital facility has a similar requirement, which is thirty consecutive days. Failure to comply with the various restrictive and affirmative covenants of the Partnership's various bank and note facility agreements could negatively impact the Partnership's ability to incur additional debt and/or pay distributions and could cause certain debt to become currently payable.
     As of September 30, 2004, the Partnership was in compliance with all debt covenants, except for the required ratio of consolidated cash flow to consolidated interest expense as defined in the heating oil segment's bank facility. The heating oil segment obtained a letter amendment and waiver of this covenant on November 5, 2004 through December 17, 2004. On October 13, 2004, the heating oil segment advised its bank lenders that it would not be able to make the required representations included in the borrowing certificate under its working capital line. In addition, the heating oil segment notified its lenders that, for the quarter ending December 31, 2004 and for the foreseeable future thereafter, the heating oil segment will be unlikely to satisfy the drawing condition that requires that the consolidated funded debt of the Partnership not exceed 5.00 times its consolidated operating cash flow. Further, the heating oil segment advised the lenders that the heating oil segment may not be able to maintain a zero balance under the working capital facility (except for letter of credit obligations) for 45 consecutive days from April 1, 2005 to September 30, 2005, as required by the heating oil segment's covenants.
     On November 5, 2004, the heating oil segment entered into a letter amendment and waiver under its heating oil segment credit agreement. As a result of the amendment, the heating oil segment expects to be able to continue to borrow funds under the credit agreement to support its working capital requirements for the near term. The amendment provides for the waiver, through December 17, 2004, of various terms under the credit agreement. The amendment also amends for the waiver period the financial covenant regarding the Partnership's consolidated funded debt to cash flow ratio and the financial covenant regarding the heating oil segment cash flow to interest expense ratio. The Partnership is relying upon the closing of the revolving credit facility to provide funds to repay the amounts outstanding under the heating oil segment and propane segment's current bank facilities and to provide an ongoing source of working capital.
     On January 22, 2004, the Partnership and Star Gas Finance Company jointly issued $35.0 million face value senior notes due on February 15, 2013. These notes accrue interest at an annual rate of 10.25% and require semi-annual interest payments on February 15 and August 15 of each year commencing on February 15, 2004. These notes are redeemable at the option of the Partnership, in whole or in part, from time to time by payment of a premium as defined. These notes were priced at 110.5% for total gross proceeds of $38.7 million. The Partnership also incurred $0.5 million of fees and expenses in connection with the issuance of these notes, resulting in net proceeds of $38.2 million. The net proceeds from the offering were largely used to repay indebtedness.
     In February 2004, the Partnership received net proceeds after expenses of $35.0 million from a publicly underwritten equity offering for the sale of 1,495,000 common units. The net proceeds from this underwriting were largely used to repay indebtedness.
     On July 8, 2004, the Partnership and Star Gas Finance Company jointly issued $30.0 million face value senior notes due on February 15, 2013. These notes accrue interest at an annual rate of 10.25% and require semi-annual interest payments on February 15 and August 15 of each year commencing on February 15, 2004. These notes are redeemable at the option of the Partnership, in whole or in part, from time to time by payment of a premium as defined. These notes were priced at 106.3% for total gross proceeds of $31.9 million. The Partnership also incurred $0.7 million of fees and expenses in connection with the issuance of these notes, resulting in net proceeds of $31.2 million. The net proceeds from the offering were largely used to repay indebtedness.
     The Partnership has $528.1 million of debt outstanding as of September 30, 2004 (amount does not include working capital borrowings of $8.0 million), with significant maturities occurring over the next five years. The following summarizes the Partnership's long-term debt maturities during fiscal years ending September 30, exclusive of amounts that have been repaid through September 30, 2004:


                 (in millions)

2005                     $24.4 (a)
2006                     $81.4
2007                     $38.7
2008                     $17.6
2009                     $17.5
                 --------------
Thereafter              $348.5

     (a) On November 18, 2004, the Partnership gave notice to holders of the heating oil segment's secured notes of its optional election to prepay such secured notes and gave notice of its optional election to prepay its propane segment's secured notes. As a result, the amount due in fiscal 2005 increases by $233.2 million to $257.6 million.

     The Partnership's heating oil segment's bank facilities allow for the refinancing of up to $20.0 million of existing senior debt and the Partnership's propane segment's bank facilities allow for the refinancing of up to $25.0 million of existing senior debt. The refinancing capabilities are subject to capacity and other restrictions. The Partnership is dependent upon the closing of the bridge facility and/or the sale of the propane segment to fund the repayment of this indebtedness.
     In general, the Partnership distributes to its partners on a quarterly basis, all of its Available Cash. Available Cash is defined for any of the Partnership's fiscal quarters, as all cash on hand at the end of that quarter, less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to (i) provide for the proper conduct of the business; (ii) comply with applicable law, any of its debt instruments or other agreements; or (iii) provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters, in some circumstances. On October 18, 2004, the Partnership announced that it would not pay a distribution on the common units as a result of the requirements of its lenders. The Partnership had previously announced the suspension of distributions on the senior subordinated units on July 29, 2004 and it is unlikely that regular distributions on the senior subordinated units will be resumed in the foreseeable future. For more information on the rights and preferences of the senior subordinated units, see the Partnership's Partnership Agreement.
     The Partnership believes that the purchase of weather insurance could be an important element in the Partnership's ability to maintain the stability of its cash flows. The Partnership purchased weather insurance that could have provided up to $20.0 million of coverage for the impact of warm weather on the heating oil segment's operating results for the 2002 - 2003 and 2003 - 2004 heating seasons. No amounts were received under the policies during fiscal 2003 and 2004 due to colder than normal temperatures. In addition, the Partnership purchased a base of $12.5 million of weather insurance coverage for each year from 2005 - 2007 and purchased an additional $7.5 million of weather insurance coverage for fiscal 2005. The amount of insurance proceeds that could be realized under these policies is calculated by multiplying a fixed dollar amount by the degree day deviation from an agreed upon cumulative degree day strike price.

     Star Gas Partners, L.P., is a leading distributor of home heating oil and propane. The Partnership is the nation's largest retail distributor of home heating oil and the nation's seventh largest retail propane distributor. Additional information is available at www.star-gas.com.

     This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Partnership's financial performance, the price and supply of home heating oil and propane, the Partnership's ability to obtain satisfactory gross profit margins, the ability of the Partnership to obtain new accounts and retain existing accounts, the realization of savings from the business process redesign project at the heating oil segment, the ability of the Partnership to correct operational problems with such project and the closings of a new revolving credit facility and bridge facility in connection with the refinancing transactions and the sale of the propane business. All statements other than statements of historical facts included in this new release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release as well as in the Partnership's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

     The report of the Partnership's independent registered public accounting firm on the Partnership's consolidated financial statements as of September 30, 2004 and 2003 and for three years ended September 30, 2004 includes an explanatory paragraph describing factors raising substantial doubt about the Partnership's ability to continue as a going concern. The Partnership's consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

     (financials follow)


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS


(in thousands, except per unit data)              2004        2003
                                               ----------- -----------
Sales:
  Product                                      $1,238,582  $1,190,913
  Installations, service and appliances           215,355     191,355
                                               ----------- -----------
       Total sales                              1,453,937   1,382,268

Cost and expenses:
  Cost of product                                 779,878     737,405
  Cost of installations, service and
   appliances                                     216,175     201,153
  Delivery and branch expenses                    325,686     293,523
  Depreciation and amortization expenses           57,343      52,493
  General and administrative expenses              30,029      50,331
                                               ----------- -----------
      Operating income                             44,826      47,363

Interest expense                                  (49,362)    (44,432)
Interest income                                     3,459       3,865
Amortization of debt issuance costs                (3,646)     (2,232)
Loss on redemption of debt                              -        (181)
                                               ----------- -----------
     Income (loss) from continuing operations
      before income taxes                          (4,723)      4,383
Income tax expense (benefit)                        1,525       1,500
                                               ----------- -----------
     Income (loss) from continuing operations      (6,248)      2,883

Income (loss) from discontinued operations
 before cumulative effect of change in
 accounting principle, and loss on sale of
 segment, net of income taxes                         923       1,230
Loss on sale of segment, net of income taxes         (538)          -
Cumulative effect of changes in accounting
 principle for discontinued operations -
 Adoption of SFAS No. 142                               -      (3,901)
                                               ----------- -----------
     Net income (loss)                            $(5,863)       $212
                                               =========== ===========

  General Partner's interest in net income
   (loss)                                            $(57)         $2
                                               ----------- -----------

Limited Partners' interest in net income
 (loss)                                           $(5,806)       $210
                                               =========== ===========

Basic and diluted income (loss) from
 continuing operations per Limited Partner unit    $(0.18)      $0.09
                                               =========== ===========
Basic and diluted net income (loss) per
 Limited Partner unit                              $(0.16)      $0.01
                                               =========== ===========

Weighted average number of Limited Partner
 units outstanding:
     Basic                                         35,205      32,659
                                               =========== ===========
     Diluted                                       35,205      32,767
                                               =========== ===========



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
(in thousands, except per unit data)                 2004      2003
                                                   --------- ---------

Sales:
  Product                                          $131,617  $115,134
  Installations, service and appliances              49,759    50,234
                                                   --------- ---------
       Total sales                                  181,376   165,368

Cost and expenses:
  Cost of product                                    92,298    74,095
  Cost of installations, service and appliances      48,739    48,064
  Delivery and branch expenses                       71,078    66,335
  Depreciation and amortization expenses             14,107    13,895
  General and administrative expenses                 4,927    14,076
                                                   --------- ---------
      Operating loss                                (49,773)  (51,097)

Interest expense                                    (12,526)  (11,674)
Interest income                                         742       815
Amortization of debt issuance costs                    (809)     (635)
                                                   --------- ---------
     Loss from continuing operations before
      income taxes                                  (62,366)  (62,591)
Income tax expense (benefit)                            300      (735)
                                                   --------- ---------
     Loss from continuing operations                (62,666)  (61,856)

Income (loss) from discontinued operations before
 cumulative effect of change in accounting
 principle, and loss on sale of segment, net of
 income taxes                                          (110)      718
Loss on sale of segment, net of income taxes           (521)        -
                                                   --------- ---------
     Net loss                                      $(63,297) $(66,138)
                                                   ========= =========

  General Partner's interest in net loss              $(585)    $(612)
                                                   --------- ---------

Limited Partners' interest in net loss             $(62,712) $(65,526)
                                                   ========= =========

Basic and diluted loss from continuing operations
 per Limited Partner unit                            $(1.74)   $(1.84)
                                                   ========= =========
Basic net loss per Limited Partner unit              $(1.75)   $(1.97)
                                                   ========= =========
Diluted net loss per Limited Partner unit            $(1.75)   $(1.96)
                                                   ========= =========
Weighted average number of Limited Partner units
 outstanding:
     Basic                                           35,756    33,271
                                                   ========= =========
     Diluted                                         35,756    33,379
                                                   ========= =========


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                          SUPPLEMENTARY DATA
                            (in thousands)

Earnings before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities:


                                                  Three Months
                                                 September 30,
                                          ----------------------------
                                              2004           2003
                                          -------------- -------------

Loss from continuing operations                $(62,666)     $(61,856)
Plus:
  Income tax expense benefit                        300          (735)
  Amortization of debt issuance costs               809           635
  Interest expense, net                          11,784        10,859
  Depreciation and amortization                  14,107        13,895
                                          -------------- -------------
      EBITDA                                   $(35,666)     $(37,202)
                                          ============== =============



                                                  Fiscal Year
                                              Ended September 30,
                                          ----------------------------
                                              2004           2003
                                          -------------- -------------

Income from continuing operations               $(6,248)       $2,883
Plus:
  Income tax expense                              1,525         1,500
  Amortization of debt issuance costs             3,646         2,232
  Interest expense, net                          45,903        40,567
  Depreciation and amortization                  57,343        52,493
                                          -------------- -------------
      EBITDA                                    102,169        99,675

Add/(subtract)
 Loss on redemption of debt                           -           181
  Income tax expense                             (1,525)       (1,500)
  Interest expense, net                         (45,903)      (40,567)
  Unit compensation expense                          86         2,606
  Provision for losses on accounts
   receivable                                     8,749         7,726
  Loss (gain) on sales of fixed assets,
   net                                             (226)         (156)
  Change in operating assets and
   liabilities                                    2,490       (17,370)
                                          -------------- -------------

      Net cash provided by operating
       activities                               $65,840       $50,595
                                          ============== =============

                     Three Months Ended         Fiscal Year Ended
                         September 30,             September 30,
                     ------------------         -----------------
                      2004         2003         2004         2003
                     ------       ------      -------      -------
Total gallons sold:

 Heating Oil
  segment            41,058       42,576      551,612      567,024

 Propane segment     27,399       26,591      203,086      175,054
                     ------       ------      -------      -------
  Total gallons
   sold              68,457       69,167      754,698      742,078
                     ======       ======      =======      =======



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS


                                            Years Ended September 30,
(in thousands)                                  2004          2003
                                            ------------  ------------
ASSETS
Current assets
  Cash and cash equivalents                     $16,058       $10,044
  Receivables, net of allowance of $7,542
   and $7,180, respectively                     103,432       100,511
  Inventories                                    47,624        38,561
  Prepaid expenses and other current assets      67,057        51,470
  Net current assets of discontinued
   operations                                         -        10,523
                                            ------------  ------------
     Total current assets                       234,171       211,109
                                            ------------  ------------

Property and equipment, net                     247,524       261,867
Long-term portion of accounts receivables         6,337         7,145
Goodwill                                        276,137       272,740
Intangibles, net                                180,239       201,468
Deferred charges and other assets, net           16,568        14,414
Net long-term assets of discontinued
 operations                                           -         6,867
                                            ------------  ------------
  Total Assets                                 $960,976      $975,610
                                            ============  ============

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                              $35,940       $27,140
  Working capital facility borrowings             8,000        12,000
  Current maturities of long-term debt           24,418        22,847
  Accrued expenses                               73,168        82,356
  Unearned service contract revenue              36,768        32,036
  Customer credit balances                       84,162        74,716
  Net current liabilities of discontinued
   operations                                         -         7,569
                                            ------------  ------------
     Total current liabilities                  262,456       258,664
                                            ------------  ------------

Long-term debt                                  503,668       499,341
Other long-term liabilities                      25,081        27,829

Partners' capital (deficit)
  Common unitholders                            167,367       210,636
  Subordinated unitholders                       (6,768)          (57)
  General partner                                (3,702)       (3,082
  Accumulated other comprehensive income
   (loss)                                        12,874       (17,721
     Total Partners' capital                    169,771       189,776

     Total Liabilities and Partners'
      Capital                                  $960,976      $975,610
                                            ============  ============

     CONTACT: Star Gas Partners, L.P.
              Richard F. Ambury, 203/328-7300
                           or
              Jaffoni & Collins Incorporated
              Robert L. Rinderman, Purdy Tran
              212/835-8500 or SGU@jcir.com